Exhibit 99.17

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is being entered into as of ____________, 2026 (the “Effective Date”), by and between Grayscale Investments Sponsors, LLC (the “Sponsor”), a Delaware limited liability company, as the sponsor of the Grayscale Zcash ETF (the “Trust”), and DCG International Investments Ltd., a company limited by shares organized in Bermuda (the “Investor”, and collectively with the Sponsor, the “Parties”). Capitalized terms contained herein that are not otherwise defined herein shall have the meanings ascribed to such terms in that certain Contribution Agreement between the Parties dated as of ____________, 2026 (the “Contribution Agreement”) or, if not defined therein, in the Trust’s Registration Statement on Form S-3, as amended (File No. 333-291800) (the “Registration Statement”).

In connection with the Contribution Agreement, pursuant to which the Investor has agreed to contribute ZEC tokens to the Trust in exchange for the Contribution Shares, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.01 Registration Rights.

(a)
For so long as the Contribution Shares constitute “control securities” under Rule 144 under the Securities Act of 1933, as amended (the “1933 Act”), if the Sponsor receives a request in writing from the Investor to register the resale of the Contribution Shares, the Sponsor will first determine, in consultation with counsel to the Trust, whether the resale of the Contribution Shares in the manner proposed by the Investor may be effected under the Trust’s then-effective registration statement, including by means of a prospectus supplement or post-effective amendment thereto. If such resale may be so effected, the Sponsor shall cause the Trust to maintain the effectiveness of the then-effective registration statement in accordance with Section 1.01(b), including, subject to Section 1.01(c) and 1.01(f), promptly filing any prospectus supplement or post-effective amendment thereto to permit the resale of the Contribution Shares, and the Trust shall not be required to file a separate registration statement. If such resale may not be so effected, the Sponsor will use its commercially reasonable efforts to cause the Trust to file a registration statement on Form S-3 or Form S-3ASR if eligible (or otherwise to file a registration statement on Form S-1 if the Trust is not eligible to use Form S-3) with the SEC to register the resale by the Investor of all the Contribution Shares (any resale registration of the Contribution Shares in accordance with this Section 1.01(a), the “Resale Registration”) within [30] calendar days following the receipt of such written request, subject to (i) the Sponsor receiving all information with respect to the Investor necessary for such Resale Registration pursuant to Section 1.01(f) and (ii) the Sponsor’s right to delay the filing or effectiveness of the Resale Registration pursuant to Section 1.01(c). If the Resale Registration is not on Form S-3ASR, the

Sponsor shall use its commercially reasonable efforts to cause the Resale Registration to be declared effective as promptly as practicable following the filing of the Resale Registration, including by responding promptly to any comments of the SEC and by requesting acceleration of effectiveness when the Sponsor reasonably determines it to be appropriate. Counsel to the Investor shall have a reasonable opportunity to review and comment on the Plan of Distribution and Selling Stockholder disclosure set forth in the Resale Registration prior to filing with the SEC.
(b)
The Sponsor will use its commercially reasonable efforts to keep the Resale Registration continuously effective (including by filing a post-effective amendment to the Resale Registration or a new registration statement if the Resale Registration expires) until the date the Contribution Shares registered for resale under such Resale Registration (i) have been sold pursuant to the Resale Registration, Rule 144 or another exemption available under the 1933 Act, (ii) no longer constitute “control securities” under Rule 144 of the 1933 Act or (iii) cease to be outstanding.
(c)
The Sponsor may delay the initial filing of or effectiveness of the Resale Registration or, from and after the effective date of the Resale Registration, restrict offers and sales or other dispositions of Contribution Shares under the Resale Registration, and the Investor will not be able to offer or sell or otherwise dispose of Contribution Shares thereunder, by delivering a written notice (a “Suspension Notice”) to the Investor stating that a delay in the filing or effectiveness or the offer and sale or other disposition of Contribution Shares is necessary because Sponsor, in its reasonable good faith judgment, has determined that the offer and sale or other disposition of Contribution Shares would require public disclosure by the Trust of material nonpublic information concerning the Trust, the disclosure of which at the time is not, in the good faith opinion of the Sponsor, in the best interests of the Trust; provided, however, Sponsor may not suspend offers and sales or other dispositions of Contribution Shares pursuant to this Section 1.01 for a single period of more than sixty (60) consecutive days or in excess of one-hundred and twenty (120) days in the aggregate in any twelve (12) month period; provided, that the Sponsor shall not use this right, more than twice in any twelve (12) month period. Promptly following the cessation or discontinuance of the facts and circumstances forming the basis for any Suspension Notice, Sponsor shall use its commercially reasonable efforts to file or seek effectiveness of the Resale Registration or, if the Resale Registration is already effective, amend or incorporate information by reference into the Resale Registration and/or amend or supplement, or incorporate information by reference into, the related prospectus included therein to the extent necessary, and take all other actions reasonably necessary, to allow the offer and sale or other disposition of Contribution Shares to commence as promptly as possible, and promptly notify the Investor when such offers and sales or other dispositions of Contribution Shares under the Resale Registration may commence.
(d)
Notwithstanding any other provision of this Section 1.01, if the SEC sets forth a limitation on the number of Contribution Shares permitted to be registered on the Resale Registration as a secondary offering, Sponsor shall cause the Trust to register the maximum number of Contribution Shares that it is permitted to register, and will, following effectiveness of the Resale Registration, file a new registration statement registering the resale of any remaining unregistered portion of the Contribution Shares as soon as is practicable in light of the requirements of applicable laws, rules, regulations and guidance of the SEC.
(e)
All of the out-of-pocket expenses incurred in connection with any registration of Contribution Shares pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, NYSE notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all reasonable and documented fees and expenses of Sponsor’s outside counsel and independent accountants shall be paid by Investor.
(f)
The Investor shall furnish to the Sponsor such information regarding the Investor, the Contribution Shares held by the Investor, and the offer and sale or other distribution proposed by the Investor as may be reasonably requested by the Sponsor in connection with the Resale Registration contemplated by this Agreement, in order to permit Sponsor to comply with all applicable requirements of the 1933 Act in connection with the registration of the Contribution Shares under the 1933 Act.

MISCELLANEOUS

Section 2.01 Relationship to Contribution Agreement.

This Agreement is entered into in connection with the Contribution Agreement, which shall remain in full force and effect in accordance with its terms. In the event of any conflict between this Agreement and the Contribution Agreement with respect to the registration rights of the Investor, the provisions of this Agreement shall control.

Section 2.02 Notices.

All notices or other communications hereunder shall be in writing and delivered in accordance with the notice provisions of the Contribution Agreement.

Section 2.03 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law principles. The United

States District Court for the Southern District of New York shall have sole jurisdiction with respect to any dispute or claim relating to this Agreement.

Section 2.04 Entire Agreement.

This Agreement, together with the Contribution Agreement, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

Section 2.05 Assignment.

Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except that the Sponsor may assign this Agreement to any successor or affiliate and the Investor may assign this Agreement to an affiliate.

Section 2.06 Counterparts; Electronic Signature and Delivery.

This Agreement may be executed in counterparts, including counterparts sent via PDF or other electronic transmission, each of which, when taken together, shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

Accepted and agreed as of the latest date set forth below:

GRAYSCALE INVESTMENTS SPONSORS, LLC

By:
Name:
Title:

DCG INTERNATIONAL INVESTMENTS LTD.

By:
Name:
Title:

Date: ___________, 2026

[Signature page to the Registration Rights Agreement]